Exhibit 99.1

SUPPLEMENTAL REGULATION FD DISCLOSURE

In this supplemental disclosure, “Spectrum,” “SPC,” “the Company,” “we,” “us” and “our” refer to Spectrum Brands, Inc. and its subsidiaries, unless the context otherwise requires or it is otherwise indicated; “LTM period” with respect to any date, refers to the twelve month period ended on such date; and “H&G” refers to the Company’s Home and Garden business.

This Supplemental Regulation FD Disclosure contains forward-looking statements, which are based on the Company’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to (i) the Company’s ability to refinance its existing senior credit facility and (ii) the ability to identify potential buyers for the Home and Garden Assets and to consummate any such sale. The Company cautions the reader that actual results could differ materially from the expectations described in the forward-looking statements. The Company also cautions the reader that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this disclosure. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this disclosure or to reflect actual outcomes.

Pro Forma Cash Flow

The Company expects to generate approximately $150-200 million of cash from 3/30/07 to 9/30/07 due primarily to:

•	A release of seasonal working capital from the H&G division and seasonal improvement in profitability
•	The early payment of accrued interest (with respect to its existing senior credit facility and its 8 1/2% senior subordinated notes due 2013) on 3/30/07, as opposed to in April 2007

When combined with the $100 million of cash the Company expects to have upon consummation of the refinancing, Spectrum expects to have approximately $250 - 300 million of cash by 9/30/07.

Asset-Based Revolving Credit Facility

The Company expects to use approximately $200 - 300 million of cash to pay down a portion of the term loan under its proposed new credit facility before 9/30/07 and put in place an asset-based revolving credit facility (“ABL”) (in an amount equal to or less than the amount of term loan repaid) to support future working capital needs.

This ABL will not result in incremental leverage, but will instead be sized according to how much term loan debt is repaid.

This ABL is not expected to result in incremental permanent debt, but is only expected to fund seasonal working capital needs and be repaid as such working capital is released each fall.

Segment EBITDA

Consolidated EBITDA for LTM 12/31/06 was $257 million, comprised of:

•	$128 million in Global Batteries / Personal Care (“Global B&PC”)
•	$95 million in Global Pet
•	$63 million in H&G
•	$(29) million of corporate costs

Please see the reconciliation of the EBITDA numbers to GAAP numbers set forth below.

H&G EBITDA

Company management believes that the normalized run-rate of H&G EBITDA, excluding all one-time items, is approximately $75 million.

•	Actual H&G EBITDA for LTM 12/31/06 was approximately $63 million
•

The $12 million difference is due to one-time expenses related to disruptions from the integration of the H&G division, implementation of the new SAP system, as well as excess freight charges and manufacturing inefficiencies

•	Management believes that these issues have been resolved

Please see the reconciliation of the EBITDA numbers to GAAP numbers set forth below.

Debt Reconciliation from 12/31/06 to 3/30/07

As of December 31, 2006 there was:

•	approximately $1,157 million of term debt and $108 million of revolver debt, for a total of $1,265 million of funded credit facility debt
•	approximately $38 million of cash
•	approximately $1,227 million of funded credit facility debt, net of cash

As of March 30, 2007, pro forma for the refinancing of the existing senior credit facility:

•	$1,550 million of funded credit facility debt
•	approximately $100 million of cash
•	approximately $1,450 million of funded credit facility debt, net of cash

The difference between $1,227 million and $1,450 million of funded credit facility debt (i.e. $223 million) between 12/31/06 and 3/30/07 can be explained as follows:

2

•	$44 million of transaction expenses, including legal and financing fees and expenses
•	$11 million of call premium on the existing term loans
•	$31 million of accrued interest on the existing credit facility and the 8 1/2% senior subordinated notes due 2013
•	$15 million of cash restructuring charges
•	$29 million of negative free cash flow (i.e. EBITDA less capital expenditures, interest, taxes and other)
•	$64 million of working capital increase (primarily to support the seasonal buildup in the H&G division)
•	$29 million of other changes in assets and liabilities

Non-GAAP Financial Measures

Within this Supplemental Regulation FD Disclosure, reference is made to earnings before interest, taxes, depreciation and amortization (“EBITDA”). EBTIDA as used in this Supplemental Regulation FD Disclosure is adjusted to give effect to unusual items, non-cash items and other adjustments. See table below, “Reconciliation of GAAP to Earnings Before Interest, Taxes, Depreciation and Amortization,” for a complete reconciliation of operating income on a GAAP basis to EBITDA. Spectrum’s management and some investors use EBITDA as one means of analyzing the company’s financial performance and identifying trends in its financial condition and results of operations. Spectrum provides this information to assist with meaningful comparisons of past, present and future operating results and to assist in highlighting the results of on-going core operations. Management believes that EBITDA is useful supplemental information; however, the presentation of EBITDA numbers is not intended to replace the Company’s reported GAAP financial results and should be read in conjunction with those GAAP results.

Reconciliation of GAAP to Earnings Before Interest, Taxes, Depreciation and Amortization

	Global B&PC	Pet	H&G	Corp	LTM 12/31/06

GAAP Operating Income	$ (91)	$ (208)	$ 74	$ (72)	$ (297)

Depreciation	30	8	6	4	48

Amortization (1)	-	12	7	16	35

Restructuring and Related Charges (2)	27	12	(2)	20	57

Goodwill & Intangible Asset Impairment (3)	162	271	-	-	433

Discontinued Operations – Home and Garden (4)	-	-	(22)	-	(22)

Other Adjustments	-	-	-	3	3

EBITDA	$ 128	$ 95	$ 63	$ (29)	$ 257

All numbers represented above are in millions.

(1)	Consists of amortization of intangibles and unearned restricted stock compensation.
(2)

Restructuring and related charges in Fiscal 2006 primarily reflect integration initiatives associated with the United and Tetra acquisitions, as well as a series of actions in Europe to reduce operating costs and rationalize operating structure.

(3)	Reflects the impairment of certain goodwill and intangible assets written off as a result of our annual impairment evaluation in accordance with SFAS142, “Goodwill and Intangible Assets.”
(4)	Represents the operating loss of the discontinued Home and Garden Business for the 1st Quarter ended December 31, 2006 as EBITDA includes the Home and Garden business.

4